                        CONCURRENT COMPUTER CORPORATION
                                  EXHIBIT 12

                 PRIMARY AND FULLY DILUTED EARNINGS PER SHARE COMPUTATION

                                            THREE MONTHS ENDED       NINE MONTHS ENDED
                                           MARCH 29,   MARCH 31,   MARCH 29,   MARCH 31,
                                              1997        1996        1997        1996
                                           ----------  ----------  ----------  ----------
Net income (loss)                          $    2,280  $      533  $      913    ($5,656)

Weighted average number of common shares       45,439      30,568      43,930     30,482

Increase in weighted average number of
  common shares upon assumed conversion
  of preferred stock                               --          --          --         --

Increase in weighted average number of
  common shares upon assumed conversion
  of stock options                                723         704         723         --

  Total                                        46,162      31,272      44,653     30,482

Net income (loss) per share

Primary                                    $     0.05  $     0.02  $     0.02     ($0.19)
                                           ==========  ==========  ==========  ==========

Fully Diluted                              $     0.05  $     0.02  $     0.02     ($0.19)
                                           ==========  ==========  ==========  ==========
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